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                                 EXHIBIT 10.5


                     Purchase Agreement for Salem Square
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                                                                EXHIBIT 10.5

                              REAL ESTATE SALE AND
                               PURCHASE AGREEMENT

         THIS AGREEMENT ("Agreement") is made this 11th day of July, 1996, by and between Salem Square, Ltd., an Illinois limited partnership ("Salem"), and American National Bank and Trust Company of Chicago, not individually but as Trustee under a Trust Agreement dated March 1, 1983 and known as Trust No. 57190 ("Trust") (Salem and Trust are hereinafter sometimes collectively referred to as "Seller") and Inland Monthly Income Fund III, Inc., a Maryland corporation ("Purchaser")

                                  WITNESSETH:

         Whereas, the Trust is the fee owner of certain real estate with the approximate lot size of 9.95 acres located at the southeast comer of Plainfield Road and Brainard Avenue in Countryside, Illinois, which is improved with a shopping center containing approximately 112,310 square feet and which shopping center is known as the Salem Square Shopping Center ("Center") (the real estate and Center are hereinafter sometimes collectively referred to as the "Real Property"), which Real Property is legally described on Exhibit A attached hereto and made a part hereof;

         Whereas, Salem is the sole beneficiary of the Trust; and

         Whereas, Purchaser desires to purchase such Real Property, and Seller desires to sell, transfer and convey said Real Property to Purchaser, upon the terms and conditions as hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and the mutual covenants, representations, undertakings and agreement set forth herein, and for the sum of Ten Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

         1. AGREEMENT OF SALE AND PURCHASE. Seller does hereby agree to sell, transfer and convey to Purchaser, and Purchaser does hereby agree to purchase from Seller: (a) the Real Property, and any and all other improvements thereon, together with any and all easements, tenements, privileges, rights and appurtenances thereto; and (b) all fixtures and electrical, plumbing and HVAC equipment and systems, and equipment located on the Property and used in the operation and maintenance thereof ("Personalty"). The Real Property and the Personalty are sometimes collectively referred to as the "Property".

         The Property expressly includes: (i) all of Seller's right, title and interest in and to any land lying in any adjacent or adjoining street, road or avenue; (ii) the use of all strips and rights of-way, if any, abutting, adjacent, contiguous to or adjoining the Property; and (iii) all of Seller's right, title and interest as lessor in and to all leases (together with all guarantees by third
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parties of the obligations of the tenants thereunder).

         2.      Purchase Price: Payments.

                 a. Purchase Price. The purchase price ("Purchase Price") shall be Six Million Two Hundred Thirty Thousand and No/100 Dollars ($6,230,000). In the event Purchaser requests an extension of the Closing Date, the Purchase Price shall be increased (to reflect Seller's loss of the use of funds) by $30,000 for each 30-day period or part thereof.

                 b. Earnest Money. Purchaser has delivered to Seller a check payable to Chicago Title and Trust Company ("Escrowee") in the amount of $100,000 as earnest money. Purchaser and Seller shall deliver the check to the Escrowee to be held as earnest money, pursuant to the terms of a joint order escrow. Purchaser shall have the right to cause Escrowee to invest such earnest money in an interest bearing account. (The earnest money and any interest earned thereon is collectively referred to as the "Earnest Money").

                 c. Payment. At Closing, the Earnest Money shall be applied against the Purchase Price and Purchaser shall pay the balance of the Purchase Price, plus or minus applicable prorations (Closing").

         3. CLOSING. The Closing shall be on July 31, 1996 or as may be extended pursuant to Paragraph 5d, unless any other date is mutually agreed upon by Purchaser and Seller ("Closing Date"), at the office of the Title Company specified below.

         4.      PURCHASER'S CONTINGENCIES.

                 a. Information Documents. On or before July 19, 1996, Seller shall deliver to Purchaser the following documents (to the extent not previously delivered):

                          (1)     Copies of all existing leases or tenancies
covering any portion of the Real Property;

                          (2)     Financial statements (including profit and
loss statements) of the operations of the Property for the present calendar year and each of the preceding two calendar years;

                          (3)     Copies of any other contracts, licenses, or
agreements which will be binding upon the Property or upon Purchaser at and after the Closing, together with copies of any and all insurance policies, insurance certificates and invoices for current insurance premiums;

                          (4)     Copies of any and all existing architectural
plans, drawings and specifications for the Center and other improvements on the Real Property which Seller has in its possession;

                          (5)     Real estate tax bills affecting any portion
of the Real Property for





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the previous two calendar years, together with any and all notices of proposed or final changes in assessed valuation with respect to the Property received during the present year;

                          (6)     A copy of Seller's title policy (with the
insurance amount redacted therefrom) which insured Seller's interest in the Property, along with copies of any recorded documents reflected therein;

                          (7)     A copy of Seller's survey of the Real
Property; and

                          (8)     A list of the personalty, if any, being sold
by Seller pursuant to this Agreement.

                          (9)     Copies of any notices received since January,
1994 from the City of Countryside in which the City asserted any zoning or building code violations (it being understood that any such notices received by Seller during its ownership of the Property are maintained in its files which Purchaser may inspect pursuant to Paragraph 4c hereof).

                          (10)    Copies of the environmental indemnity
agreements by and between Seller and Amoco Oil Company and Emro Marketing Company, respectively.

All of the foregoing documents taken together are sometimes referred to hereinafter as the "Information Documents". When Seller has delivered the last of the Information Documents, Seller shall certify to Purchaser that all of the Information Documents have been delivered, that Information Documents delivered pursuant to subparagraphs (1) and (2) above are true, accurate and complete, and that Information Documents delivered pursuant to subparagraphs (3) - (9) above are to the best of Seller's knowledge true, accurate and complete, along with a list of the Information Documents furnished.

                 b. Approval. This Agreement is subject to the condition that Purchaser shall have until July 26, 1996 to approve the Information Documents. If within such period, Purchaser notifies Seller that Purchaser does not approve the Information Documents, this Agreement shall, at the option of Purchaser, terminate and the Earnest Money shall be returned to Purchaser and, thereupon, neither party shall have any further obligation or liability to the other. Purchaser's failure to notify Seller on or before July 26, 1996 shall be deemed to be Purchaser's approval of the Information Documents and this condition shall be deemed satisfied.

                 c. Purchaser's Access: Feasibility. Upon reasonable advance notice to Seller, Purchaser, and its agents, contractors, invitees, architects, engineers and consultants may inspect the Property at such times that Seller reasonably determines does not interfere with tenants' use of the Property. Purchaser shall have the right, at its sole cost and expense, to perform or cause to be performed upon the Property such engineering tests on the physical condition of the Center and environmental tests on the Property as may be deemed appropriate by Purchaser. In addition, upon reasonable advance notice to Seller, Purchaser may (between the hours of 9:30 a.m. and 5:00 p.m., Monday through Friday) have access to, and inspect, any and all of Seller's





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files regarding the Property including but not limited to any and all correspondence files and any and all tenant files. Such access and inspection shall be conducted at Seller's office.

                 If, prior to July 26, 1996, Purchaser is not, in its sole and absolute discretion, satisfied with the tests and reports, or with the physical condition of the Property, or with its inspection of Seller's files regarding the Property, then Purchaser may: (i) terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser and, thereupon, neither party shall have any further obligation or liability to the other; or (ii) waive its right to terminate this Agreement pursuant to this subparagraph 4c. In the absence of such written notice from Purchaser on or before July 26, 1996, Purchaser shall be deemed to have waived its right to terminate this Agreement under this subparagraph 4c. If Purchaser terminates this Agreement, then provided Seller pays to Purchaser one-half of the cost of such tests, studies and reports, Purchaser shall deliver to Seller copies of all tests, studies and reports which Purchaser has received in connection with the Property, and this obligation shall survive this Agreement's termination. Purchaser shall not cause or permit any liens to attach to the Property as a result of Purchaser's acts hereunder.

                 d. Indemnity. In connection with tests or inspections of the Property by Purchaser, or its agents, employees or contractors, Purchaser shall indemnify, defend and hold harmless Seller and its partners, officers, employees or agents from and against any lien, claim, suit, loss, cost, expense (including reasonable attorneys' fees), personal injury, damage or action arising from any activities of Purchaser, its agents, contractors or engineers on the Property. If this Agreement is terminated or Purchaser does not the consummate Closing, Purchaser at its sole cost shall be responsible for restoring the Property to substantially the same condition that existed prior to the performance of such tests or inspections. Notwithstanding anything to the contrary herein, the indemnification obligations of Purchaser under this Paragraph shall survive the Closing or any termination of this Agreement, and Purchaser's obligation to restore the Property shall survive any termination of this Agreement.

                 5.       Conveyance.  Title Insurance and Survey.

                          a.      Conveyance.  At Closing, good title to the
Real Property shall be conveyed to Purchaser, or Purchaser's nominee, by warranty or Trustee's deed ("Deed"), free and clear of any and all liens, encumbrances, conditions, easements, assessments and restrictions, except for any Permitted Exceptions as deemed in Exhibit B attached hereto and made a part hereof. The leases and tenancies set forth in the summary schedule of leases attached hereto as Exhibit C, and any new leases entered into by Seller in accordance with the terms hereof, shall be deemed Permitted Exceptions. Ownership of Personalty shall be transferred by a warranty Bill of Sale (excluding warranties of quality, merchantability or fitness) free and clear of all security interests, liens and encumbrances.

                          b.      Title Commitment.  On or before July 19,
1996, Seller shall deliver to Purchaser a Chicago Title Insurance Company (or another mutually acceptable title insurance company) ("Title Company") commitment for title insurance ("Title Commitment") for an





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owner's ALTA Form B title insurance policy ("Owner's Title Policy") together with copies of all recorded instruments indicated in the Title Commitment, subject only to (i) the Permitted Exceptions, and (ii) title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed (or at the election of Seller, insured over by the Title Company) by payment of money at the time of closing and which Seller may so remove (or insure over) at that time by using all or a portion of the Purchase Price. At Closing, the Owner's Title Policy shall include an extended coverage endorsement, a 3.1 zoning endorsement (including parking) and a restrictions endorsement insuring that the improvements on the Real Property and the use thereof do not violate restrictive covenants, if any.

                          c.      Survey.  Seller shall, at least seven (7)
days prior to Closing, at its sole cost and expense, deliver to Purchaser a current staked and spotted survey of the Property prepared by a duly licensed land surveyor in accordance with ALTA standards showing all improvements, all building and setback lines, easements and rights-of-way ("Survey"). The Survey shall be certified to the Purchaser, the Purchaser's mortgagee, if any, and the Title Company that it is correct and that there are no encroachments over boundary lines, easements or building lines. The Survey also shall show the number of parking spaces contained within the Property.

                          d.      Unpermitted Exceptions.  Survey Defects.  In
the event the Title Commitment or Survey discloses either title exceptions which are not Permitted Exceptions ("Unpermitted Exceptions"), or any unpermitted encroachments over boundary lines, easements or building lines ("Survey Defects"), Purchaser shall have two (2) days from the date of delivery of the Title Commitment or Survey, as the case may be, to object to such Unpermitted Exceptions and/or Survey Defects by notifying Seller of such Unpermitted Exceptions or Survey Defects. If Purchaser objects to such Unpermitted Exceptions and/or Survey Defects within such two (2) day period, then Seller shall have three (3) days from the date of Purchaser's objection to have such Unpermitted Exceptions removed from the Title Commitment or to correct such Survey Defects or to have the Title Company commit to insure by its customary form of endorsement against loss or damage that may be occasioned by such Unpermitted Exceptions or Survey Defects. If Seller fails to have such Unpermitted Exceptions removed or such Survey Defects corrected, or in the alternative, to obtain the commitment for title insurance specified above as to such Unpermitted Exceptions or Survey Defects within such three (3) day period, then Purchaser shall elect, by notice to Seller within one (1) day after the expiration of the three (3) period, either: (i) to take title as it then is, or
(ii) to terminate this Agreement. If Purchaser does not so elect within such time period, Purchaser shall be deemed to have elected (i) above and the parties shall proceed to Closing. The Closing Date shall be extended until five (5) days following expiration of any applicable time periods contained herein. Matters which are not objected to by Purchaser within the two (2) day period following the delivery of the Title Commitment or Survey, shall be deemed to be "Permitted Exceptions".

                 6.       REPRESENTATIONS AND WARRANTIES

                          a.      Sellers' Representations.  Seller represents
and warrants to





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Purchaser as follows:

                          (1)     Salem has the requisite power and authority
to execute this Agreement and to consummate the transaction contemplated hereby; it is the sole beneficiary of the Trust and is duly authorized to direct the Trust to consummate this transaction.

                          (2)     Salem is the owner of the Personalty.

                          (3)     To the best of Seller's knowledge, all of the
documents furnished by Seller to Purchaser are true, authentic, correct, full and complete and to the best of Seller's knowledge, all of the Information Documents to be furnished by Seller to Purchaser shall be true, authentic, correct, full and complete.

                          (4)     To the best of Seller's knowledge, there is
no threatened or pending suit or litigation against the Property, or against Seller that would result in a lien against the Real Property or impose any liability upon Purchaser after Closing.

                          (5)     There are no options or rights in any party
(including without limitation any tenants under any lease) to purchase, or acquire any fee ownership interest in the Property, and Seller shall not grant any such options or rights prior to Closing.

                          (6)     All work, if any, required to be performed
prior to the Closing Date by landlord under any lease will be performed and fully paid for.

                          (7)     Exhibit C contains a true, correct and
complete list of all of the leases or tenancies, rents, expiration dates and security deposits, of any portion of the Center as of the date hereof, and except as expressly noted on Exhibit C none of the leases, or tenancies contain any options for renewal, extension or purchase and (i) no tenant is in default under any of the leases; (ii) no tenant has any claim for any offset or reduction of rent by reason of any advance payment or rent concession; and
(iii) to the best of Seller's knowledge, Seller is not in default under any of the leases. Notwithstanding the foregoing, Seller disclosed to Purchaser that TJX asserts that it is being overcharged for certain common area maintenance expenses in connection with premiums paid by Seller for liability insurance relating to TJX's premises and TJX has not paid for its prorate share of Seller's insurance premium allocated to liability insurance for its premises.

                          (8)     To the best of Seller's knowledge, there is
no pending or threatened condemnation, special assessment or special taxing district, or similar type proceeding or matter, affecting the Property, or any part thereof, nor to the best of Seller's knowledge is any such proceeding, assessment or special taxing district contemplated by any governmental authority.

                          (9)     To the Seller's best knowledge and belief,
based solely on the environmental report dated December 20, 1994 prepared by Environmental Design International, Inc. as supplemented by letter dated January 30, 1995 (collectively "Environmental Report") and





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except as disclosed therein, there are no hazardous or toxic materials, wastes, substances or pollutants located anywhere on the Property or within the Center or improvements, the presence, use or removal of which is either regulated, controlled, limited, prohibited or required to be reported by any local, state or federal environmental or pollution control laws, regulations or ordinances ("Toxic Materials"). The Environmental Report states that there were leaking underground storage tanks at the Amoco station located at 5620 Brainard and the Speedway station located at 5555 S. Brainard. In the event that prior to Closing, Toxic Materials are determined to be located on or within the Property from a source other than the Amoco or Speedway station (whether or not Seller had any knowledge of their presence), then notwithstanding any other provisions contained in this Agreement to the contrary, Purchaser may as its sole and exclusive remedy either: (i) proceed to close the transaction contemplated herein; or (ii) terminate this Agreement in which case the Earnest Money shall be paid to Purchaser.

                          (10)    Neither the Property nor the transaction
contemplated in this Agreement is subject to the Illinois Responsible Party Transfer Act, 765 ILCS 90/1 et seq.

                          (11)    All of the representations and warranties
made by Seller in subparagraphs 6a and fib, or elsewhere in this Agreement, shall merge into the Deed at the Closing, except that the representations and warranties made by Seller in subparagraphs 6a(1) and 6a(2) shall survive Closing and the representations and warranties made by Seller in subparagraphs 6a(3)-(6) and 6a(8) shall survive for a period of 180 days following the Closing Date and expire thereafter. Purchaser shall have the right to bring an action based on any material breach of such surviving representations and warranties provided that written notice of such breach is given to Seller within such 180 day period.

                 b. Condition Of Property. Purchaser represents to Seller that Purchaser knows, has examined or will examine, and has investigated or will investigate to its full satisfaction, the physical nature and condition of the Property including all improvements, fixtures and appurtenances attached thereto, and any Personalty to be transferred to Purchaser hereunder. Except as set forth in subparagraph 6b(1) below, neither Salem nor any agent, attorney, employee or representative of Salem has made any representation whatsoever regarding the subject matter of this sale, including (without limiting the generality of the foregoing) representations as to the physical nature or condition of the soil, the Center or the Personalty transferred to Purchaser hereunder, or the fitness of the Property for Purchaser's uses. Purchaser agrees to take the Property in a strict "as is" condition as of the date hereof, reasonable wear and tear excepted. Seller has received a notice from the Pleasantview Fire Department advising Seller that the water pressure to the Center was inadequate for the sprinkler system and that a new water main must be installed. The Fire Department has also speculated that the water pressure at the two fire hydrants in front of the Center may be inadequate but that, to the extent that a problem exists, it may also be solved by utilizing the new water main.

                 (1) Seller represents and warrants to Purchaser that, except as set forth in paragraph 6(b) above, to the best of Seller's knowledge it has not, and its employees or Cloverleaf Investments as its property manager (collectively "Employees" and "Cloverleaf") have





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not, received any notice from any governmental agency or from any tenant which notice advised Salem, or its Employees or Cloverleaf, that there were any Material Defects in the physical condition of the Property which Material Defects have not been remedied by Seller. For the purposes hereof, "Material Defect" means a condition to the Property which such governmental agency or tenant, as the case may be, advised Salem, or its Employees or Cloverleaf, to repair pursuant to any applicable law, statue, rule, regulation (in the case of a governmental agency) or lease (in the case of a tenant) and that the cost of such repair would expeed $10,000.

                 (2) Notwithstanding anything contained in this Agreement to the contrary, in the event of Seller's breach of its warranty contained in subparagraph 6b(1) above, Purchaser may as its sole and exclusive remedy for such breach of Seller's warrant either: (i) proceed to close the transaction contemplated herein; or (ii) terminate this Agreement in which case the Earnest Money shall be paid to Purchaser. Neither the foregoing statement of Purchaser's sole and exclusive remedy, nor the merger of the warranty contained in paragraph 6b(1) into the Deed at Closing shall be deemed to limit in any way the rights and remedies that Purchaser may have against Seller which may arise in the event of Seller's fraudulent failure to disclose a Material Defect.

                 C.       Operations Pending Closing.   From and after the date
hereof, Seller shall:

                          (1)     not make or enter into any tenancy or lease,
or renewal or extension thereof which extends beyond the Closing Date without first obtaining Purchaser's prior written consent which shall not be unreasonably withheld, and Seller shall not cancel, modify or amend any existing lease or tenancy without first obtaining Purchaser's prior written consent which shall not be unreasonably withheld; provided, however, that Seller may, without such consent: (i) extend or renew any existing lease or tenancy, or fill any vacancy, at a rent not less than the prevailing rent for a term not longer than month-to-month and (ii) make or enter into any tenancy or lease for all 3742 square foot space currently leased by Kids Mart ("Kids Mart Space") provided that the rental rate for such space is the same rental rate (or higher) as the rate paid by Kids Mart ($9.60 per square foot net) or if leased to Dress Barn that Seller may extend the existing Dress Barn lease and set a blended rental rate for all Dress Barn space to a blended rate not less than $ll.54 per square foot net. All leasing commissions attributable to any new lease or such lease amendment shall be allocated between Seller and Purchaser as follows:
Seller shall pay for the cost of leasing commission incurred for such lease multiplied by the fraction 1500/3742, but Seller's liability shall not exceed $5,250. Purchaser shall pay the balance. By way of example: If the cost of the commission is $30,000 for a 5 year lease Seller shall pay ($30,000 x 1500/3742
= $12,025.65) which shall be reduced to $5,250 because of the maximum amount of Seller's liability. Seller's failure to lease the Kids Mart space shall not be a condition of closing, and Purchaser shall remain obligated to close in accordance with the terms hereof.

                          (2)     be responsible for the collection of all
rents and accrued liabilities of tenants due on or before, or applicable to the period prior to, the Closing Date; and





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                          (3)     continue to make or cause to be made ordinary
repairs, replacements and maintenance and maintain the Center and the Property in its present condition until Closing, normal wear and tear excepted; and continue to maintain all casualty, hazard and liability insurance currently in force with respect to the Property. In addition to the foregoing, Seller agrees to install a new water main to provide adequate water pressure for the Center's sprinkler system pursuant to plans dated July 3, 1996 prepared by Novotny & Associates, Inc. for its project number 95103 ("Plans"). In the event that the installation of the water main is not completed on or before Closing, the amount remaining unpaid under Seller's contract for the installation of such water main shall be retained in escrow at the title company for payment to Seller's contractor. Seller represents and warrants that the Fire Department's requirements as to the adequacy of water pressure for the Center's sprinkler system will be satisfied by installation of the water main in accordance with the Plans.

                 7.       RENT GUARANTY

                          a.      Salem's Guaranty.  In the event that, as of
the Closing Date, Seller has not leased the Kids Mart Space whereby rent is being paid for such space as of closing, then Salem shall guaranty a portion of the rent and a portion of commissions related to leasing such space in accordance with the provisions of this Paragraph 7.

                          b.      Amount of Salem's Rent Guaranty, Payment,
Proration. The amount of Salem's rent guaranty shall not exceed $20,700 ($13.80 per square foot for 1500 square feet of the Kids Mart Space for 12 months) ("Salem's Guaranty"). Salem's Guaranty shall be inclusive of any rent abatement or concessions given for such space in accordance with subparagraph 7(d) hereof. The amount of Salem's Guaranty shall be paid to Purchaser in installments, with the first such installment being paid in the form of a credit to Purchaser at Closing. The amount of such credit shall be calculated by dividing Salem's Guaranty by 365 and multiplying the quotient by the number of days in the month of Closing during which Purchaser will own the Property. The remaining installments shall be paid to Purchaser monthly on the first day of each month following the month in which the Closing occurs, and shall be in the amount of Salem's Guaranty divided by 12, provided however that the final installment shall be prorated accordingly. A credit shall be given to Purchaser at Closing for that portion of the month during which the Closing occurs for which period the Property will be owned by Purchaser.

                          c.      Credit Against Rent Guaranty.  Salem shall
receive a credit against its obligation to pay Salem's Guaranty as set forth herein for all rent received by Purchaser for space in the Kids Mart Space (including both base rent and pass thrus), except that Salem guarantees that Purchaser shall receive at least $13.80 for each square foot of Kids Mart Space.

                          d.      Purchaser's Efforts.  Purchaser shall make
good faith efforts to lease all of the Kids Mart Space at market rates and at other market terms and conditions. Leasing commissions attributable to leasing all of the Kids Mart Space and the cost of any tenant improvements required to be made to the Kids Mart Space shall be allocated between Seller and





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Purchaser as follows: Seller shall pay for the cost of leasing commission incurred for such lease multiplied by the fraction 1500/3742 but Seller's liability shall not exceed $5,250. Purchaser shall pay the balance. By way of example: If there are 266 days remaining on the Rent Guaranty; and the commission is $30,000, then Seller shall pay ($30,000 x 1500/3742) = $12,025.65 which shall be reduced to $5,250 because of the maximum amount of Seller's liability. As part of its Rent Guaranty, Seller shall be responsible for any rent concessions granted under any lease of the Kids Mart Space for an amount not to exceed two months rent but such responsibility shall be included within the Rent Guaranty and not in addition thereto. Neither party shall be obligated to pay for or contribute to the cost of tenant improvements. Seller's payment of its share of the leasing commission shall be in addition to, and not a part of, the Rent Guaranty.

                 e. Termination. Salem's Guaranty shall: (i) terminate in full upon 365 days following the Closing Date; and (ii) terminate for the portion of the monthly amount guaranteed which Purchaser is entitled to receive from a new tenant of the last 1500 square feet of Kids Mart Space provided that the rent obligation for the new tenant in the Kids Mart Space (or portion thereof) has commenced and a month's base rent has been paid, provided further, however, that in the event Purchaser grants a rent concession which abates rent for more than the initial two months of the new lease term, then such tenant shall be deemed to have paid rent on the first day of the third month of the new lease. Notwithstanding anything contained in this Agreement to the contrary, the obligations contained in this Paragraph 7 shall not merge into the Deed and shall survive the Closing.

                 f. Escrow. An escrow shall be established at the Title Company for the mutual benefit of the parties to secure the obligations under this Paragraph 7, which escrow shall contain provisions necessary to conform with the terms hereof and provide among other things that each monthly payment, if any, to be made in accordance with the terms hereof shall be made directly to Purchaser and any amounts to be credited against the Rent Guaranty in accordance with the terms hereof, shall be immediately paid to Seller. The amount equal to $13.80 multiplied by the certified square footage of unleased Kids Mart Space (not to exceed 1500 square feet) shall be deposited in the escrow by Salem. Upon termination of the Rent Guaranty, all remaining funds in the escrow, in the case of a full termination, and all funds not necessary to secure Salem's remaining obligations hereunder, in the case of a partial termination, shall be paid to Seller. The escrow shall provide that Seller shall have the right to cause all funds deposited by it to be invested with Purchaser's consent (which may not be unreasonably withheld) for the Seller's benefit. The cost of such investments) shall be paid by Seller. The cost of the escrow shall be shared equally by the parties.

         8.      ESCROW CLOSING.  DOCUMENTS; PRORATIONS.

                 a. Escrow. This sale shall be closed through an escrow in accordance with the general provisions of the usual form of Deed and Money Escrow Agreement then in use by the Escrowee, with such special provisions inserted in the escrow agreement as may be required to conform with the terms of this Agreement. The escrow shall provide that Purchaser shall have the right to cause all funds deposited by it to be invested with Seller's consent (which may not be unreasonably withheld) for Purchaser's benefit, pending the Closing.
Upon the creation of such an escrow, anything herein to the contrary notwithstanding, payment of the balance of the Purchase Price and delivery of the deed shall be made through the escrow.

                 b. Seller's Closing Documents. At the Closing, Seller shall deliver to Purchaser any and all documents reasonably required to consummate the transaction contemplated hereunder, which documents shall include, without limitation:

                 (1) A later-date of the Title Commitment covering the recording of the Deed, together with Seller's customary ALTA statement, which Title Commitment shall provide for the issuance of the Owner's Title Policy for an amount of title insurance equal to the Purchase Price.

                 (2) The Deed conveying the Real Property to Purchaser or Purchaser's nominee, as designated by written notice to Seller, subject only to the Permitted Exceptions.

                 (3) The Bill of Sale executed by Salem conveying title to the Personalty to Purchaser or Purchaser's nominee, which title shall be free and clear of all liens, claims or encumbrances

                 (4) Seller's duly executed assignment of all leases (including all security deposits as certified in tenants' estoppel certificate), together with assignments of any third party guarantees of tenants' obligations, original executed counterparts of each lease and any amendments (including extensions and renewals) thereto.

                 (5) Seller's duly executed notices to all tenants stating that the Property has been sold and that all future rents should be paid as Purchaser may direct.

                 (6) Tenant estoppel certificates from each tenant dated no earlier than thirty (30) days prior to the Closing Date, each such certificate stating: (a) that such lease is in full force and effect (or if such is not the case, stating the status of the lease and an explanation thereof); (b) that to the tenant's best knowledge and belief, neither the tenant nor the landlord is in default thereunder (or if such is not the case, stating in detail such default(s); (c) that the lease is unmodified (or if there have been modifications, identifying the modifications); (d) the annual and monthly rental rates and the date to which rent has been paid; (e) any percentage rent (including, if applicable, the dollar break point of sales and the percentage factor), the additional rent, if any, for real estate taxes, operating expenses, common area maintenance, merchant's association, advertising, utilities or other matters, and the date to which it has been paid; (f) that there are no setoffs, defenses or counterclaims against the enforcement of the obligations to be performed under the lease (or if such is not the case, stating in detail such matters and the grounds or reasons thereof); and (g) whether there are any options to renew, expand or purchase. In the event that Seller shall fail to obtain any of the estoppel certificates referred to in this subparagraph (6) from any tenants of less than 6,000 square feet, Seller shall certify (to the extent true) to Purchaser as to the information to be contained in the estoppel certificates which Seller failed to obtain ("Seller's Estoppel Certificate"). If Seller provides Seller's Estoppel Certificate at Closing, then Seller shall make good faith efforts to obtain and subsequently deliver all outstanding tenant's estoppel certificates to Purchaser and in such event Purchaser shall return the corresponding Seller's Estoppel Certificate to Seller. An estoppel certificate from TJX, which makes reference to its dispute regarding common area maintenance expenses referred to in paragraph 6(a)(7) hereof shall be acceptable to Purchaser, provided that it otherwise satisfies the requirements of this paragraph 8(b)(6).

                 (7) To the extent assignable, Seller's duly executed assignments to Purchaser of all guaranties and warranties (including, but not limited to, guaranties and warranties for the roof, HVAC and for any of the Personalty) from all manufacturers and suppliers of all equipment, appliances or other goods installed or used on the Property, and from all contractors with respect to all work done at the Property.

                 (8) Seller's duly executed assignment of any operating agreements which Purchaser elects to be assigned to it or its nominee.

                 (9) All state, county and local declarations, affidavits, or transfer statements required in connection with the recording of the Deed, duly executed by Seller.

                 (10) An affidavit of title executed by Seller subject only to the Permitted Exceptions.

                 (11) Certification of Non-Foreign Status of Seller, pursuant to section 1445 of the Internal Revenue Code (Foreign Investment in Property Tax Act).

                 (12)     A duly executed closing statement.

                 (13) All certificates, permits and licenses in Seller's possession from the city of St. Charles and any governmental authorities having jurisdiction over the Property.

                 (14) A certificate issued by the Illinois Department of Revenue showing that Seller has no liability for the payment of any assessed but unpaid tax, penalty or interest under the Illinois Income Tax Act and any tax, penalty or interest due under the Retailer's Occupation Tax.

                 (15) A release affidavit from the Broker identified in Paragraph 9, in form and substance satisfactory to the Title Company.

                 (16)     The certification of the square footage of Guaranteed
Space.

         c. Purchaser's Closing Documents; Payment. All payments under this Agreement shall be made by wire transfer to the Escrowee (except for the Earnest Money which may be paid by Purchaser's check as described in Paragraph 2b hereof.) At Closing, Purchaser shall deliver to Seller any and all documents reasonably required to consummate the transaction contemplated hereunder, which documents shall include, without limitation:

                 (1)      The balance of the Purchase Price.

                 (2)      An ALTA loan and extended coverage statement.

                 (3) All state, county and local declaratory, affidavits, or transfer statements requested in connection with the recording of the Deed, duly executed by Purchaser.

                 (4) Acceptance by Purchaser of items described in Paragraphs 8(b)(4), 8(b)(7) and 8(b)(8).

                 (5)      A duly executed closing statement.

                 (6) Purchaser's written waiver and release of any and all warranties, representations or obligations express or implied, except as otherwise expressly provided in this Agreement, as to fairness or merchantability, relating to the physical, geological, environmental, structural or other condition or status of the Property. The waiver and release shall provide that Seller is not liable or bound in any manner by any oral or written statements, representations, projections or other information pertaining to the Property or its operation, made by any party, except as provided in this Agreement.

                 (7) The certification of the square footage of the Guaranteed Space.

                 (8) A release affidavit from Mid - America Real Estate Group and Inland Real Estate Network, Inc. in form and substance satisfactory to the Title Company.

         d. Possession. Possession of the Property, subject to the leases and tenancies, shall be delivered to Purchaser upon receipt of the Purchase Price at Closing.

         e. Prorations. The following adjustments to the Purchase Price shall be prorated on a per diem basis as of the Closing Date:

                 (1) Real estate taxes, for the then current tax fiscal year, and any installment of real estate taxes for any prior tax fiscal year not yet due and payable, shall be prorated. If the Closing occurs prior to Seller's receipt of the tax bill(s) for the tax fiscal year in which the Closing occurs, or for any prior tax fiscal year, Purchaser and Seller shall prorate the real estate taxes for such tax fiscal year or years based upon the amount of the real estate taxes for the most recent tax fiscal year for which a tax bill is available (or if then available, based upon the most current assessed valuation, tax rates or equalization factor which will be reflected in the tax bill(s) when issued).

Thereafter, upon receipt of the tax bill(s) for the tax fiscal year in which the Closing occurs, and for any prior tax fiscal years, taxes shall be reprorated based upon the amount of real estate taxes shown by such tax bill(s), and Purchaser or Seller, as the ease may be, shall pay to the other on demand the appropriate amount.

                 (2) Purchaser shall receive a credit for all advance rentals received by Seller covering any period after and including the Closing Date, including Purchaser's pro rata share of all rentals received by Seller for the month in which the Closing occurs. Any delinquent rents for the period before the Closing Date shall remain the claim of, and be collectible by the Seller, and Purchaser shall not be obligated to collect such delinquent rents from tenants. After the Closing Date, all rental payments received by Purchaser shall be first applied to the current rentals, next to any past due or delinquent rents for any periods subsequent to the Closing Date, and last to any prior delinquent rents for periods prior to the Closing Date. Seller shall remit to Purchaser, Purchaser's pro rata share of rentals received by Seller, if any, after the Closing Date. Purchaser shall remit to Seller, Seller's pro rata share, if any, of rentals received by Purchaser after Closing.

                 (3) All funds, sums or amounts received from the tenants by Seller as landlord under the leases, including without limitation all charges for common area maintenance, operating expenses, real estate taxes, contributions to merchant's association, contributions to common advertising and promotional activities, contributions to common area replacement reserves, and estimated payments of percentage rentals or other additional rentals, together with all interest earned on such funds or accounts, shall be prorated between Seller and Purchaser based on the most current available information and shall be reprorated based on the final actual information as promptly as practical after Closing.

                 (4) Purchaser shall receive a credit for the amount of all security deposits as certified in tenants' estoppel certificates (or if a tenant's estoppel certificate has not been delivered, then as set forth in the lease) without offset.

                 (5) Utilities, if any, shall be prorated based upon the last reading of meters prior to the Closing Date, which readings shall be obtained by Seller not more than five (5) days prior to the Closing Date.

                 (6) If insurance policies are being assigned to Purchaser (which assignments Seller agrees to make, if Purchaser so elects, subject to the terms of any such policies), then any prepaid or post-paid insurance premiums shall be prorated.

                 (7) All items of income from common areas of the Property, including income from vending machines, parking charges and the like shall be prorated on the basis of such income for the immediately preceding month.

                 (8) All other expenses incurred in the operation of the Property which are allocable to any period which commences before and ends after the Closing Date, and which are approved by Purchaser, shall be prorated, including, but not limited to, wages, vacation pay and fringe benefits payable to employees of Seller who become, at Purchaser's sole and exclusive decision, employees of Purchaser or Purchaser's designee, and fees paid or payable with respect to permits and licenses assigned by Seller to Purchaser at the Closing.

         f. Title, Transfer Tax and Recording. Seller shall pay the amount of any State or County transfer taxes, customary Seller's title insurance charges for the Owner's Title Policy, the cost of extended coverage and other required endorsements, all recording charges for any release documents relating to the Property and one-half of the deed and money escrow charges. Purchaser shall pay all recording charges for mortgages, and other security documents, if any, the cost of the lender's title insurance policy, if any, and one-half the charge for the deed and money escrow; and all of any money lender's escrow charges. Any local transfer tax shall be paid by Purchaser unless otherwise designated in the ordinance creating such tax.

         9. BROKER'S COMMISSION. Seller and Purchaser each represent and warrant to the other that they know of no brokers or other persons or entities who have been instrumental in submitting or showing the Property to Purchaser other than Mid - America Real Estate Group ("Broker") and Inland Real Estate Network, Inc. and Frank Kotnaur at CB Commercial. Seller agrees to pay a real estate commission in an amount, and as per the terms, set forth in a separate written agreement between Seller and Broker and $5,000 to Frank Kotnaur at CB Commercial; provided, however, Purchaser may, at its option, pay such commission directly to Broker and Frank Kotnaur in which case Purchaser will be entitled to a credit against the Purchase Price in the amount of such commissions. The commission shall be paid through the Deed and Money Escrow, with Inland Real Estate Network, Inc. receiving $31,150 as its portion of the brokerage commission. Seller and Purchaser shall indemnify, defend and hold each other harmless from and against any and all loss, damage, liability, cost or expense (including litigation costs and reasonable attorneys' fees), judgment or decree which Seller or Purchaser, as the case may be, may incur or sustain by reason of any claim, demand or suit for a commission or fee arising out of breaches of their respective representations and warranties contained in this Paragraph.

         It is expressly understood and agreed that the covenants and indemnities of this Paragraph shall expressly survive the Closing, and it shall not be a condition precedent to invoking the effectiveness, applicability or enforcement of any indemnity set forth herein that the indemnified party shall have made any payment, or incurred any obligation or liability, on account of any claim, loss, damage, obligation, liability, deficiency, penalty, cost or expense for which such party is being indemnified against herein.

         10.     TERMINATION AND REMEDIES.

                 a. Seller Default. If Seller defaults in its obligations hereunder, then, provided such default is not due to Purchaser's fault, Purchaser shall have the right as its sole and exclusive remedy to either: (i) seek specific performance and/or damages; or (ii) terminate the Agreement. In the event that the Agreement is terminated, the Earnest Money shall be paid to Purchaser.

                 b. Purchaser Default. If Purchaser defaults in its obligations hereunder, then, provided such default is not due to Seller's fault, Seller shall have the right, as its sole and exclusive remedy to either:
(i) seek damages; or (ii) terminate this Agreement. In either case, the Earnest Money shall be paid to Seller but in the event that it ultimately is determined that Purchaser is obligated to pay damages to Seller, then Purchaser shall receive a credit in the amount of the Earnest Money which has already been paid to Seller towards the amount of damages owed by Purchaser in the event that damages are determined to be less than the amount of the Earnest Money, then Seller shall refund the difference to Purchaser.

         11. RISK OF LOSS. If the improvements located on the Real Property are damaged prior to the Closing Date by fire, other casualty or any act or occurrence, the provisions of the Uniform Vendor and Purchaser Risk of Loss Act shall apply.

         12. CERTIFIED AUDIT. Within the fifteen (15) day approval period set forth in paragraph 4(b), Purchaser may obtain an audited financial operating statement for the Property for the year ended December 31, 1995 (in a form typically required for SEC filings) certified by KPMG Peat Marwick LLP, Chicago, Illinois provided that the form certification letter to Peat Marwick from Seller shall be substantially in the form attached hereto as Exhibit D. Representations made by Seller to Peat Marwick are made solely for the benefit of Peat Marwick and shall not be deemed to be representations to Purchaser and may not be relied upon by Purchaser. Purchaser shall pay for the cost of said audited financial operating statements regardless of whether the transaction contemplated hereby is completed.

         13.     Miscellaneous.

                 a. Entire Agreement. This Agreement embodies the entire contract and agreement between the parties, and there are no other agreements or understandings, oral or written, between Purchaser and Seller, except as recited herein.

                 b. Amendments. No amendment of this Agreement shall be valid unless in writing and signed by the parties hereto.

                 c. Notices. Any notice or other communication required or permitted to be delivered hereunder shall be in writing, signed by the party giving the same and served upon the parties at the following addresses:

         If to Seller:                     Salem Square, Ltd.
                                           c/o The Cloverleaf Group, Inc.
                                           3031 Commercial Avenue
                                           Northbrook, Illinois 60062
                                           Attn: Michael S. Basofin
                                           (Facsimile (708) 272-3805)

         with a copy to:                   Lawrence A.  Gray

                                           Lord, Bissell & Brook
                                           115 South LaSalle Street
                                           Chicago, Illinois 60603
                                           (Facsimile (312) 443-0336)

         If to Purchaser:                  Inland Monthly Income Fund III, Inc.
                                           2901 Butterfield Road
                                           Oak Brook, Illinois 60521
                                           Attn: Robert Parks
                                           (Facsimile (708) 218-1400)

         with a copy to:                   The Inland Group, Inc.
                                           Law Department
                                           2901 Butterfield Road
                                           Oak Brook, Illinois 60521
                                           Attn: Samuel A.  Orticelli, Esq.
                                           (Facsimile (708) 218-4900)

Any such notice or other communication shall be either delivered in person; sent by a recognized commercial express courier, with instructions for next day's delivery, and with freight and/or delivery charges paid by the sender; sent by telephonic facsimile transmittal to the intended recipient's phone number for the receipt of such transmittals (with a duplicate copy of such notice or other communication also sent to the intended recipient by first-class United States mail, postage prepaid within one (1) business day after being sent by telephonic facsimile); or sent by United States mail, postage prepaid, registered or certified mail, return receipt requested. Any such notice or other communication sent as above set forth shall be deemed properly delivered, whether or not actually received, as follows: if by personal delivery or commercial express courier, on the date that delivery is made to the intended recipient (or the date that such delivery is refused by the intended recipient); if by telephonic facsimile, on the date such transmittal is sent to the intended recipient's phone number for the receipt of such transmittals; and if by registered or certified mail, on the date which is three (3) business days after the date such notice or other communication is deposited in the U.S. mail. The above addresses and facsimile numbers may be changed by written notice to the other party in accordance with this provision.

                 d. Successors And Assigns. All of the terms and conditions of this Agreement are hereby made binding on the respective executors, heirs, devisees, administrators, personal representatives, successors and permitted assigns of both parties hereto.

                 e. Captions. The captions and headings used in connection with the paragraphs and provisions of this Agreement are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning, scope or intent of the provisions hereof.

                 f. Governing Law. This Agreement shall be construed and governed by the laws of the State of Illinois, without regard to its conflict of laws provisions. This Agreement shall be merged in any Deed.

                 g. Counterparts. This Agreement may be executed by the parties in separate duplicate counterparts, all of which taken together shall constitute one agreement binding on all the parties hereto, notwithstanding that all parties hereto may not be signatories to the original or the same counterpart.

                 h. Time Computation. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such legal holiday.

                 i. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 j. No Recording. This Agreement may not be recorded by Purchaser, and any recording of this Agreement or memorandum thereof shall constitute a Purchaser's default hereunder and Seller shall be entitled to its rights and remedies pursuant to Paragraph lOb hereof.

                 k. Exculpation. This Agreement is executed by American National Bank and Trust Company of Chicago, as Trustee under the above-described Trust Agreement and not by it individually and any claims against the Trustee which may result from signing this Agreement shall be payable only out of the Trust Property. It is expressly understood and agreed by and between the parties, anything in this Agreement to the contrary notwithstanding, that each and all of the warranties, indemnities, representations, covenants, undertakings and agreements of the Trustee are not made and are not intended as individual or personal warranties, indemnities, representations, covenants, undertakings and agreements by the Trustee or any of its officers, employees or agents individually or personally, but are made and intended for the purpose of binding only the Trust Property and are executed and delivered by the Trustee not in its own right, but solely in the exercise of the powers conferred upon it as such Trustee under the Trust Agreement which is made a part of this Agreement and that no individual or personal responsibility or individual or personal liability is assumed by nor shall at any time be asserted or enforced against the Trustee or any of its officers, employees or agents or under the Trust Agreement, on account of this Agreement or on account of any warranty, indemnity, representation, covenant, undertaking or agreement.

         14. Acceptance. This Agreement is executed and submitted by the Purchaser as of the date first written above. A duplicate original of this Agreement, duly executed by the Seller shall be delivered to the Purchaser not later than July 12, 1996; otherwise, at the Purchaser's option, this Agreement shall become null and void, the Earnest Money shall be promptly refunded to the Purchaser and, thereupon, neither party shall have any further obligation or liability to the other.

         IN WITNESS WHEREOF, the parties have executed this Agreement by the duly authorized individuals in their respective capacities as set forth below.

PURCHASER:                                  SELLER:

Inland Monthly Income Fund III, Inc.        Salem Square, Ltd.

By:     [SIG]                               By: The Cloverleaf Group, Inc.
   --------------------------------
Its:    President                           Its General Partner
   --------------------------------
                                            By: MICHAEL S. BASOFIN
                                               -------------------------------
                                                Michael S. Basofin, President

                                             AMERICAN NATIONAL BANK AND TRUST
                                             COMPANY OF CHICAGO, AS TRUSTEE
                                             UNDER TRUST AGREEMENT DATED
                                             MARCH 1, 1983, AND KNOWN AS TRUST
                                             NUMBER 57190

                                             By:        [SIG]
                                                 ------------------------------
                                             Its: Assistant Vice President
                                                 ------------------------------


                          DATE OF SELLER'S ACCEPTANCE:
                                 July 12, 1996

                              PERMITTED EXCEPTIONS

1.       Real Estate Taxes not yet due and payable.

2 Terms, powers, provisions and limitations of the Trust under which title to the land is held.

3. Easements for sanitary sewer and water mains as created by grant of easement made by Harris Trust and Savings Bank, a corporation of Illinois, as trustee under trust agreement dated September 1, 1960 and known as trust no. 30006 to the City of Countryside, a municipal corporation of Illinois, filed October 29, 1976 as document no. LR2902811.

4. Amendment to Grant of Easement intend into by and between American National Bank and Trust Company of Chicago, as trustee under trust agreement dated March 1, 1983 known as trust no. 57190 and the City of Countryside, Cook County, Illinois, dated May 23, 1984 and filed August 23, 1984 as Document LR3390241 relocating, in part, the easement created by Grant of Easement filed as Document LR2902811.

6. Terms, powers, provisions and conditions contained in ordinance recorded as Document 87502663 by City Clerk of Countryside.

7. Grant of Easement for a permanent exclusive easement is hereby granted to the City of Countryside in, upon, across, over, under and through land for the Purpose of installing, constructing, inspecting, operating, replacing, renewing, altering, enlarging, removing, repairing, cleaning and maintaining a water main and all pipes and connections as may he required in connection therewith, and such appurtenances and additions thereto as said city may deem necessary recorded July 19, 1989 as Document 809329058.

8.       Leases.

9.       Acts of Purchaser.

                                   EXHIBIT B

                                   EXHIBIT C


                           [Intentionally Deleted]

                    [THE CLOVERLEAF GROUP, Inc. LETTERHEAD]


June 25, 1996


KPMG Peat Marwick LLP
303 East Wacker Drive
Chicago, IL 60601

Re: Salem Square Shopping Center, Countryside, Illinois

Ladies and Gentlemen:

We are writing you at your request to confirm our understanding that your audit of the Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Salem Square for the year ended December 31, 1995, was made for the purpose of expressing an opinion as to whether the Historical Summary present fairly, in all material respects, the gross income and direct operating expenses in conformity with generally accepted accounting principles. In connection with your audit we confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

1.  We made available to you:

    A.      All financial records and related data.

2. There have been no violations or possible violations of laws or regulations, the effects of which should be considered for disclosure in the Historical Summary or as a basis for recording a loss contingency.

3.  There are no:

    A. Unasserted claims or assessments that our lawyer had advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5 (SFAS No. 5).



                                   EXHIBIT D

KPMG Peat Marwick LLP
June 25, 1996
Page Two



         B. Material liabilities or gain or loss contingencies including oral and written guarantees that are required to be accrued or disclosed by SFAS No. 5.

         C. Material transactions that have not been properly recorded in the accounting records underlying the Historical Summary.

         D. Events that have occurred subsequent to the Historical Summary date that would require adjustment to or disclosure in the Historical Summary.

4. The Partnership has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged, except for the $4,000,000 mortgage to First Midwest Bank, N.A., and such other matters disclosed in the financial statements.

5. The Partnership has complied with all aspects of contractual agreements that would have a material effect on the Historical Summary in the event of noncompliance.

6. All income from operating leases is included as gross income in the Historical Summary. No other forms of revenue are included in the Historic Summary.

7.       Other items as necessary.

Further, we acknowledge that we are responsible for the fair presentation in the Historical Summary of Gross Income and Direct Operating Expenses in conformity with generally accepted accounting principles.

Very truly yours,

THE CLOVERLEAF GROUP, INC.